Exhibit (d)(2)(a)(vi)

THE MAINSTAY FUNDS

AMENDMENT TO THE AMENDED AND RESTATED SUBADVISORY AGREEMENT

This Amendment to the Amended and Restated Subadvisory Agreement, is effective as of the 28th day of February 2017, between New York Life Investment Management LLC (the “Manager”) and MacKay Shields LLC (the “Subadvisor”).

WHEREAS, the Manager and the Subadvisor are parties to an Amended and Restated Subadvisory Agreement, dated August 1, 2008, as amended (the “Subadvisory Agreement”); and

WHEREAS, the parties hereby wish to amend the Subadvisory Agreement to reflect revisions to the subadvisory fees with respect to the MainStay High Yield Corporate Bond Fund, and to change the name of the MainStay Global High Income Fund to MainStay Emerging Markets Debt Fund.

NOW, THEREFORE, the parties agree as follows:

(i)	Effective February 28, 2017, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

[The Remainder of This Page Has Been Left Blank Intentionally.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and attested effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Thomas Lynch	By:	/s/ Stephen P. Fisher
Name:	Thomas Lynch	Name:	Stephen P. Fisher
Title:	Director & Associate General Counsel	Title:	President

MACKAY SHIELDS LLC

Attest:	/s/ Rene A. Bustamante	By:	/s/ Lucille Protas
Name:	Rene A. Bustamante	Name:	Lucille Protas
Title:	Senior Managing Director & CCO	Title:	President & Chief Operating Officer

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SCHEDULE A

(As of February 28, 2017)

As compensation for services provided by Subadvisor the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

Fund	Annual Rate

MainStay Convertible Fund *	0.30% on assets up to $500 million; 0.275% on assets from $500 million to $1 billion; and 0.25% on assets in excess of $1 billion

MainStay Emerging Markets Debt Fund *	0.35% on assets up to $500 million; and 0.325% on assets in excess of $500 million
MainStay Government Fund *	0.25% on assets up to $500 million; 0.2375% on assets from $500 million to $1 billion; and 0.225% in excess of $1 billion
MainStay High Yield Corporate Bond Fund

0.30% on assets up to $500 million;
0.275% on assets from $500 million to $5 billion;
0.2625% on assets from $5 billion to $7 billion;

0.25% on assets from $7 billion to $10 billion; and
0.245% on assets in excess of $10 billion

MainStay Income Builder Fund*	0.32% on assets up to $500 million; and 0.30% on assets from $500 million to $1 billion; and 0.2875% on assets in excess of $1 billion**
MainStay Tax Free Bond Fund *	0.225% on assets up to $500 million; 0.2125% on assets from $500 million to $1 billion; and 0.20% on assets in excess of $1 billion

MainStay Unconstrained Bond Fund *	0.30% on assets up to $500 million; 0.275% on assets from $500 million to $1 billion; 0.25% on assets from $1 billion to $5 billion; and 0.2375% on assets in excess of $5 billion

The portion of the fee based upon the average daily net assets of the respective Fund shall be accrued daily at the rate of l/(number of days in calendar year) of the annual rate applied to the daily net assets of the Fund. Payment will be made to the Subadvisor on a monthly basis.

* The Manager has agreed to waive a portion of the Fund’s management fee or reimburse the expenses of the appropriate class of the Fund so that the class total ordinary operating expenses do not exceed certain amounts. These waivers or expense limitations may be changed with Board approval. To the extent the Manager has agreed to waive its management fee or reimburse expenses, the Subadvisor, upon reasonable prior notice from the Manager, has voluntarily agreed to waive or reimburse its fee in proportion to the percentage of the total subadvisory fee that the Subadvisor earns.

**MacKay Shields manages the fixed income portion of the Income Builder Fund. The annual rate is based on the percentage of MacKay Shields’ Allocated Assets constituting the Series’ average daily net assets.